Exhibit 99.1

POORE BROTHERS ANNOUNCES PROPOSED NAME CHANGE

TO THE INVENTURE GROUP, INC.

GOODYEAR, Ariz. – April 10, 2006 – Poore Brothers, Inc. (Nasdaq: SNAK), a manufacturer and marketer of innovative snack food brands, today announced it will ask shareholders to approve changing the Company’s name to The Inventure Group, Inc. at its annual meeting scheduled for May 23, 2006. The change is designed to better reflect the Company’s diverse holdings of innovative consumer product ventures, including T.G.I. Friday’s® brand snack food and meat snack products, Poore Brothers® brand snack food products, Boulder Canyon Natural Foods™ brand snack food products, Cinnabon® brand cookie products, Bob’s Texas Style® brand snack food products, Tato Skins® brand snack food products, Braids® brand snack food products as well as private label potato chip manufacturing and snack food distribution operations in Arizona. If shareholders approve the change, the Company’s shares will continue to be traded under the symbol SNAK.

Since an initial public offering in 1996, the Company has evolved from a regional potato chip manufacturer and distributor to a national marketer and manufacturer of innovative consumer products, with the majority of the Company’s growth occurring as a result of acquisitions and new brands, particularly with licensed brand partners such as T.G.I. Friday’s®. The Company intends to continue growing all facets of its existing business as well as build innovative new ventures while it continues to pursue its strategic goal of becoming a $200 million marketer of Intensely Different™ consumer brands.

“The Company believes the name change better represents the diverse array of products we currently market as well as communicate our vision of continuing to deliver rapid growth from exciting and innovative new ventures. We are proud of our Poore Brothers legacy and intend to celebrate the 20th anniversary of the brand this fall with a variety of marketing activities and new products, but we also recognize the need to have a corporate identity that reflects the diversity of our product lines and our expectation for continued growth from innovation and new ventures,” commented Mr. Eric Kufel, the Company’s Chief Executive Officer.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about Poore Brothers or this release, please contact Eric J. Kufel, Chief Executive Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.